MAXIM TEP
Technology Enhanced Production

Mr. Harvey Pensack
7309 Barclay Court
University Park, FL 34201

November 28, 2007

Dear Mr. Pensack:

When executed by you, this will confirm our understanding wherein you will transfer and re-assign to Maxim TEP, Inc., a Texas corporation ("Maxim"), all right, title and interest you purchased and acquired from Maxim in and to the well bore of the SB 4-7 Well (API 04-030-27990), Kern County, California (the "Well"), and certain tangible and intangible property related thereto or associated therewith. Your purchase and acquisition of such interest (the "Interest") was effected under and pursuant to the terms, conditions and provisions of that certain letter agreement dated as of September 30, 2005, (the "Letter Agreement"), and that certain Assignment, Conveyance and Bill of Sale executed and delivered by Maxim to you pursuant to the Letter Agreement (the "Original Assignment"), which Original Assignment is dated September 30, 2005, and is recorded in the Official Records of Kern County, California, as Document 0206086271. Reference is made to such Letter Agreement and the Original Assignment, and the recordation of the Original Assignment, for all purposes.

Our understanding and agreement concerning your transfer and re-assignment of the Interest to Maxim is as follows:

1. You will execute, acknowledge and deliver to Maxim an instrument (the "Re-Assignment") in the form of Exhibit "A", attached hereto and made a part hereof, transferring and re-assigning the Interest to Maxim, with covenants of special warranty of title, by, through and under you, but not otherwise.

2. As consideration for your execution, acknowledgement and delivery of the Re-Assignment to Maxim, Maxim will execute and deliver to you the following:

(a) A warrant to purchase up to 250,000 shares of Common Stock of Maxim at a purchase price of $0.75 (75 cents) per share (subject to adjustment under certain terms as therein provided), herein referred to as the "Warrant". The Warrant shall be exercisable by the holder at any time, or from time-to-time during a period of three (3) years beginning October 3, 2007, (the date of approval thereof by Maxim's Board of Directors). The Warrant shall be in the form of Exhibit "B", attached hereto and made a part hereof.

(b) The issuance by Maxim to you 93,333 shares of Maxim's Common Stock, such number of shares being calculated in the basis of seven percent (7%) of your original investment amount, $1,000,000.00, divided by $0.75 (75 cents), as approved by Maxim's Board of Directors, negotiated with and accepted by participants in the well bore transactions, and earned by the "Riderwood Group" transaction that occurred contemporaneously with your original participation and investment in the well bore transactions. Such issuance shall be represented and evidenced by a stock certificate executed and issued by Maxim and delivered to you at Closing.

3. Closing. The closing and consummation of the transactions provided for herein (the "Closing") shall be held on November 30, 2007, beginning at 10:00 a.m., CST, in the offices of Maxim at the address hereinabove set forth, or at such other time and place as may be mutually agreed by you and Maxim. At the Closing:

(a) You shall execute, acknowledge and deliver to Maxim the Re Assignment.

(b) Maxim shall execute, acknowledge (as appropriate), and deliver to you the Warrant, and the stock certificate provided for in Paragraph 2 (c) hereof, and

(c) You and Maxim shall each execute, acknowledge (as appropriate), and deliver to the other party, or to third parties, as required, such other documents and instruments as may reasonably be required to enable or facilitate the completion and carrying out of the purposes and intent of the parties as set forth herein.

4. Maxim's Representations. Maxim represents and warrants to you as follows:

   (a) Maxim is a Texas corporation, duly organized, validly existing and in good standing in the State of Texas and is duly qualified as a foreign corporation in the State of California.

   (b) Maxim has the legal power and right to enter into this Agreement, consummation of the transactions contemplated hereby is duly and validly authorized by Maxim's Board of Directors, and will not violate or conflict with the terms of any agreement or material instrument of Maxim or to which Maxim is a party or is bound.

   (c) No broker or finder is entitled to any fee, commission or consideration as a result of this Agreement or consummation of the transactions provided for herein.

5. Your Representations. You represent and warrant to Maxim as follows:

   (a) You are an experienced and knowledgeable investor in the oil and gas business, and the business of purchasing, owning, developing and operating oil and gas properties and common stock and other equity interests in oil, gas an mineral exploration and production companies having affairs and operations similar to those of Maxim.

   (b) You are acquiring the Warrant and the Common Stock issuable pursuant thereto, as well as the Common Stock to be issued pursuant to Paragraph 2 (c) hereof (collectively, the "Securities") for your own account and not with a view to, or for offer of resale in connection with a distribution thereof, within the meaning of the Securities Act of 1933 (15 U.S.C. Sec. 77a et seq.) or any other applicable state or federal laws or regulations pertaining to the distribution of securities ("Securities Laws").

   (c) You understand and agree that the Securities are characterized as "restricted securities" under applicable Securities Laws inasmuch as they are being acquired from Maxim, the issuer, in a transaction not involving a public offering, and that under such Securities Laws the

Securities may be resold without registration only in certain limited circumstances.

(d) You represent that you are familiar with Rule 144 promulgated under the Securities Act of 1933, as presently in effect, and the resale limitations imposed thereby.

(e) During the period of your ownership of the Interest, you have not sold, transferred, mortgaged, pledged or otherwise encumbered any of your right, title and interest acquired by you under the Letter Agreement or Original Assignment, nor have you done anything or suffered or permitted others to do anything adversely affecting the nature, quality or extent of the title to the Interests, as originally so acquired by you.

(f) In making your decision to enter into this Agreement and consummate the transactions contemplated hereby, you have not relied on any advice or representation of Maxim or its officers, directors, advisors, or employees concerning the legal or tax (including local, state or federal) tax aspects, consequences or treatment resulting from consummation of such transactions, or their effect upon you and your affairs. Instead, you have relied solely on your own knowledge and advice from your own advisors with regard to such matters.

6. <u>Conditions Precedent to Closing.</u>

<u>Your Obligation to Close.</u> Your obligations to close and consummate the transactions provided for herein are subject to and conditional upon the satisfaction (or your waiver in writing) of the following conditions precedent:

(a) All representations and warranties of Maxim set forth in this Agreement are true in all material respects as of the Closing.

(b) No order has been entered by any court or governmental body or agency having jurisdiction over you or Maxim, or the subject matter hereof, that restrains, prohibits or materially impairs the closing and

consummation of the transactions which are the subject of this Agreement.

Maxim's Obligation to Close. Maxim's obligations to close and consummate the transactions provided for herein are subject to and conditional upon the satisfaction (or Maxim's waiver in writing) of the following conditions precedent:

(a) All your representations and warranties set forth in this Agreement are true in all material respects as of the Closing.

(b) No order has been entered by any court or governmental body or agency having jurisdiction over you or Maxim, or the subject matter hereof, that restrains, prohibits or materially impairs the closing and consummation of the transactions which are the subject of this Agreement.

7. Taxes. Ad valorem, personal or real property taxes upon or applicable to the Interests for the year in which the Closing occurs shall be prorated between you and Maxim as of the Effective Time (defined and provided for in Paragraph 8. hereof), based upon valuations and rates established and applicable to the most current tax year.

8. Effective Time. The "Effective Time", as such term is used herein, shall, with respect to the Re-Assignment only, be 7:00 am, PST, on the day and month to be mutually agreed by you and Maxim at or prior to the Closing, and provided for in the Re-Assignment instrument.

9. Revenues, Liabilities and Obligations/Indemnity.

A. Maxim's Assumptions and Liabilities. Upon Closing, Maxim agrees to assume, pay, perform, fulfill, discharge, forgive and release all unpaid claims, costs, expenses, liabilities and obligations relating to or connected with your ownership, development, exploration, operation or maintenance of the Interest and the producing, transporting and marketing of oil, gas or other

hydrocarbons produced from the Interest (collectively, "Maxim's Assumed Liabilities").

B. Release of Warranties/ Representation.Upon the Effective Time, you shall excuse, release and declare fully satisfied all representation warranties, obligations and duties of Maxim as set forth in the Letter Agreement and/or Original Assigment, both refered to in the first parragraph of this Agreement including without limitation, any and all warranties, representations and/or guaranties of Maxim, made or given at any time concerning levels or volumes of production of oil, gas or other hydrocarbons from the Interest.

C. Indemnity. Maxim assumes all risk, liability, obligation and Losses in connection with, and shall indemnify, save and hold you and your officers, directors, employees and agents harmless from and against all Losses which arise from or are connected with Maxim's Assumed Liabilities or any breach by Maxim of this Agreement.

You assume all risk, liability, obligation and Losses in connection with, and shall indemnify, save and hold Maxim, its officers, directors, employees and agents harmless from and against, all Losses which arise from or are connected with Your Assumed Liabilities or any breach by you of this Agreement.

D. Losses. The term "Losses" shall mean any actual losses, costs, expenses (including court costs, reasonable fees and expenses of attorneys, technical experts and expert witnesses and the cost of investigation) liabilities, damages, demands, suits, claims, and sanctions of every kind and character (including civil fines) arising from, related to, or reasonably incident to matters indemnified against, excluding however (a) any special, consequential, punitive or exemplary damages, (b) diminution of value of an asset, (c) loss of profits or anticipated profits, and (d) any such losses, costs, expenses, liabilities, demands, suits, claims or sanctions incurred as a result of the indemnified party indemnifying a third party.

Notices. All notices or other communications given or to be given hereunder shall be deemed given when received by facsimile, overnight courier, personal delivery or deposited in the U, S. Mail, postage prepaid, as follows:

If to you:

Mr. Harvey Pensack

7309 Barclay Court

University Park, FL 34201

Phone: (941) 355-8550

Fax: (941) 355-8559

If to Maxim:

Maxim TEP, Inc.

9400 Grogan's Mill Road – Suite 205

The Woodlands, Texas 77380

Attn:Robert Sepos

Phone: (281) 466-1530

Fax: (281) 466-1531

Headings. Headings of paragraphs and/or sections of this Agreement are provided for convenience only and shall not control or affect the meaning or construction of the text hereof.

Mutuality. This Agreement, and all provisions hereof, are the result of arm's length negotiations between the parties. Accordingly, if there is any ambiguity

or alleged ambiguity in this Agreement, there shall be no presumption that this Agreement was prepared solely by either party.

Entire Agreement. This Agreement, together with the Exhibits hereto, constitute the entire agreement of you and Maxim with respect to the subject matter hereof, superseding all negotiations, prior discussions, agreements and understandings relating to such subject matter.

Governing Law. The provisions of this Agreement relating solely to the Interest, and the Re-Assignment thereof, shall be governed, construed and enforced in accordance with the laws of the State of California. Except as provided in the preceding sentence, all other provisions of this Agreement shall be governed, construed and enforced in accordance with the laws of the State of Texas.

Exhibits. The Exhibits referred to in this Agreement are hereby incorporated in this Agreement by reference and constitute a part of this Agreement.

Further Assurances. You and Maxim each agree to execute, acknowledge (as appropriate), and deliver any additional instruments, agreements or other documents, including, without limitation, transfer orders and letters to purchasers of oil and/or gas produced from the Interest in lieu of transfer orders, and to do or cause to be done all such other and further acts and things which may be necessary to more fully and effectively accomplish the purposes and intent of the parties as set forth in this Agreement.

If the above accurately records and reflects our understandings and agreements concerning the matters set forth herein, please indicate your agreement and acceptance in the space provided below.

Sincerely,

MAXIM TEP, INC.

By: [signature]

Robert Sepos, COO

Robert Sepos
Vice President/Chief Operations Officer

ACCEPTED AND AGREED TO THIS
30th DAY OF NOVEMBER, 2007

H Pensack

By: Harvey Pensack

9400 GROGAN'S MILL ROAD, SUITE 205 ❖ THE WOODLANDS, TX 77380
❖ PHONE: 281.466.1530 FAX: 281.466.1531 ❖